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                                                                     EXHIBIT 2.2


                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


              This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT ("First Amendment"), is made as of the 31st day of December, 1996, by and among InterCoast Energy Company, a Delaware corporation, InterCoast Gas Services Company, a Delaware corporation, and KCS Energy, Inc., a Delaware corporation.


                                  WITNESSETH:

              WHEREAS, the parties hereto have entered into that certain Stock Purchase Agreement dated as of November 14, 1996 (the "Stock Purchase Agreement"); and

              WHEREAS, the parties desire to amend the Stock Purchase Agreement, on the terms and conditions hereinafter set forth.

              NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

              1. Except as otherwise set forth in this First Amendment, defined terms used herein shall have the respective meanings ascribed thereto in the Stock Purchase Agreement.

              2. Section 8.1(b) of the Stock Purchase Agreement is hereby modified and amended by deleting from that section the words "December 31, 1996" and substituting the words "January 9, 1997."

              3. Section 3.21(d) of the Stock Purchase Agreement is hereby modified and amended to read in its entirety as follows:

              "The United States consolidated corporate income returns and estimates of the MEC Group have been or will be timely filed with the Internal Revenue Service for each taxable period ending on or before December 31, 1995 (taking into account all extensions permitted by applicable law). All such returns are, in all material respects, correct and complete. Any amount of such taxes, deficiencies, penalties and interest shown by such returns and estimates properly allocable to any of the Companies or Subsidiary were previously paid or accrued on the books of the Companies and Subsidiary or will be paid or accrued on the books of the Companies or Subsidiary. The United States consolidated corporate income tax return and estimates of the MEC Group for the taxable periods ending
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       December 31, 1996 and December 31, 1997 have been or will be timely filed (taking into account all extensions permitted by applicable law) with the Internal Revenue Service, and any consolidated, combined or unitary income tax return required to be filed by the MEC Group for the taxable periods ending December 31, 1996 and December 31, 1997 have been or will be timely filed (taking into account all extensions permitted by applicable law). Such returns for the taxable year ending December 31, 1996 will include the income, deductions and credits of the Companies and Subsidiary for calendar year 1996; such returns for the taxable year ending December 31, 1997 will include the income, deductions and credits of the Companies and Subsidiary for the period January 1, 1997 through and including the Closing Date, including the amount of taxable income resulting from the Section 338(h)(10) Election.

              4. Section 9.3(a)(iv) and (v) are hereby modified and amended by deleting from those sections the phrase "the Straddle Year" each time that such phrase appears and substituting the phrase "calendar year 1996" in each such case.

              5. Section 9.3(b)(i) is hereby modified and amended by inserting into that section the phrase "calendar year 1996 and" immediately prior to the phrase "the Straddle Year" contained therein.

              6. This First Amendment shall be governed by and enforced in accordance with the internal laws of the State of Delaware.

              7. This First Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              8. Except as expressly amended hereby, the Stock Purchase Agreement remains in full force and effect and the rights and obligations of the parties shall be as set forth therein.





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              IN WITNESS WHEREOF, the parties hereto have executed this FIRST
AMENDMENT as of the date first set forth above.



                                      InterCoast Energy Company,
                                        a Delaware corporation


                                      By:
                                          --------------------------------------

                                          Name:  Dennis Melstad

                                          Title:  President



                                      InterCoast Gas Services Company,
                                        a Delaware corporation


                                      By:
                                          --------------------------------------

                                          Name:  Dennis Melstad

                                          Title:  President



                                      KCS Energy, Inc.,
                                        a Delaware corporation


                                      By:
                                          --------------------------------------

                                          Name:  James W. Christmas

                                          Title:  President and Chief
                                                  Executive Officer





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